ABTRETUNGSVERTRAG

zwischen

Swissphone Wireless AG, Fälmisstrasse 21, 8833 Samstagern

nachfolgend "**Zedentin**" genannt

und

Ralf Koehler, Neuhausweg 5, 8810 Horgen

nachfolgend "**Zessionar**" genannt

sowie

Swissphone Carrier AG, Fälmisstrasse 21, 8833 Samstagern

nachfolgend "**Schuldnerin**" genannt
gemeinsam die "**Parteien**" genannt

1. PRÄAMBEL

Die Zedentin hat der Schuldnerin ein Aktionärsdarlehen in Höhe von CHF 2'057'467.00 gewährt ("**Aktionärsdarlehen**").

Der Zessionar hat mit Aktienkaufvertrag vom 23. Oktober 2018 ("**Aktienkaufvertrag**) sämtliche Aktien an der Schuldnerin erworben.

Gemäss Ziffer 3.1 des Aktienkaufvertrages übernimmt der Zessionar das Aktionärsdarlehen der Zedentin gegenüber der Schuldnerin.

Vor diesem Hintergrund vereinbaren die Parteien was folgt:

2. ABTRETUNG

Die Zedentin hat gegenüber der Schuldnerin eine Forderung in Höhe von CHF 2'057'467.00 aus dem Aktionärsdarlehen.

Die Zedentin tritt hiermit die Forderung im Betrag von CHF 2'057'467.00 an den Zessionar ab und überträgt darüber hinaus sämtliche Rechte und Pflichten aus dem Aktionärsdarlehen. Im Übrigen erklärt die Zedentin, nach hiermit erfolgter Abtretung keinerlei Ansprüche mehr aus dem Aktionärsdarlehen gegenüber der Schuldnerin mehr zu haben.

Der Zessionar erklärt die Annahme der Abtretung und übernimmt sämtliche Rechte und Pflichten aus dem Aktionärsdarlehen.

Die Schuldnerin nimmt die Abtretung zur Kenntnis und anerkennt den Zessionar als neuen Gläubiger aus dem Aktionärsdarlehen.

3. ENTGELT

Das Entgelt für die Abtretung bestimmt sich nach dem Aktienkaufvertrag.

4. MITTEILUNGEN

Alle Benachrichtigungen und Erklärungen betreffend diesen Vertrag haben schriftlich zu erfolgen.

5. SALVATORISCHE KLAUSEL

Sollten einzelne Bestimmungen dieses Vertrages ganz oder teilweise unwirksam sein oder ihre Rechtswirksamkeit später verlieren, so wird dadurch die Rechtswirksamkeit der übrigen Bestimmungen dieses Vertrages nicht berührt. Die unwirksame Bestimmung ist durch eine andere wirksame Regelung zu ersetzen, die den mit der unwirksamen Bestimmung angestrebten wirtschaftlichen Erfolg soweit wie möglich erreicht.

6. VERTRAGSANPASSUNGEN

Alle Änderungen zu diesem Vertrag bedürfen der Schriftform und müssen von den Parteien oder deren Rechtsnachfolgern rechtsgültig unterzeichnet sein, was auch für die Änderung der vorliegenden Ziffer 6 gilt.

7. GERICHTSSTAND UND ANWENDBARES RECHT

Für Streitigkeiten in Zusammenhang mit diesem Vertrag, einschliesslich Streitigkeiten über dessen Abschluss, bindende Wirkung, Änderung und Beendigung. sind ausschliesslich die Gerichte der Stadt Zürich (Zürich 1), Schweiz, zuständig.

Dieser Vertrag unterliegt materiellem schweizerischem Recht unter Ausschluss des Kollisionsrechts und internationaler Abkommen, insbesondere des Übereinkommens der Vereinten Nationen über Verträge über den internationalen Warenkauf vom 11. April 1980.

Samstagern 23/10/2018

Ort, Datum

Die Zedentin:

Swissphone Wireless AG

Helmut Köchler

Angelo Saccoccia

Samstagern, 23.10. 2018

Ort, Datum

Die Schuldnerin:

Swissphone Carrier AG

Robert Schumacher

Michael Köchler

Samstagern 23.10.2018

Ort, Datum

Der Zessionar:

Ralf Koehler